UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

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☐	Preliminary Information Statement

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☒	Definitive Information Statement
XUMANII INTERNATIONAL HOLDINGS CORP.
(Name of registrant as specified in charter)

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XUMANII INTERNATIONAL HOLDINGS CORP.
9550 South Eastern Ave. Suite 253-A86
Las Vegas, Nevada 89123 800-416-5934

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

TO THE STOCKHOLDERS OF XUMANII INTERNATIONAL HOLDINGS CORP.:

NOTICE IS HEREBY GIVEN that, on August 4, 2014, the holders of more than a majority of the outstanding common stock of Xumanii International Holdings Corp., a Nevada corporation (“Xumanii,” “the Company,” “we” or “us”), have approved the following action without a meeting of stockholders in accordance with Nevada General Corporation Law:

•	The approval of a resolution to amend the Amended and Restated Certificate of Incorporation to effect an increase in our authorized shares to 10,000,000,000

The increase in authorized shares became effective approximately 20 days after the accompanying Information Statement has been distributed to the stockholders of the Company.

WE ARE NOT ASKING FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

The accompanying Information Statement is being provided to you for informational purposes only to comply with requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and constitutes the notice of corporate action without a meeting by less than unanimous consent of the Company’s stockholders required by the Nevada General Corporation Law. You are urged to read the Information Statement carefully in its entirety. However, no action is required on your part in connection with the authorized share increase since no meeting of the Company’s stockholders will be held or proxies or consents solicited from the Company’s stockholders in connection with these matters because the requisite approval of the authorized share increase has been secured by means of the written consent of the holders of a majority of the outstanding shares of common stock of the Company.

By Order of the Board of Directors,

/s/ Adam Radly

Adam Radly
CEO

August 6, 2014

XUMANII INTERNATION HOLDINGS CORP.
9550 South Eastern Ave. Suite 253-A86
Las Vegas, Nevada 89123

INFORMATION STATEMENT

August 6, 2014

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’
MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN.

INTRODUCTION

     This Information Statement is being furnished to stockholders of Xumanii International Holdings Corp., a Nevada corporation (“Xumanii,” “the Company,” “we” or “us”), in connection with the Authorized shares increase previously approved by the board of directors of the Company (the “Board of Directors”) and subsequently adopted by the written consent of the holders of more than a majority of our outstanding common stock pursuant to the Nevada General Corporation Law (“NGCL”), in lieu of a special meeting of stockholders.

     This Information Statement is first being sent on or about August 6, 2014 to the Company’s stockholders.

     Holders in excess of a majority of our outstanding common stock executed and delivered to us on August 4, 2014 (the “Consent Date”) a written consent approving and authorizing the Authorized share increase and, consistent with the requirements of Rule 14c-2 promulgated under the Exchange Act, the increase will take effect 20 days following the mailing of this Information Statement to the stockholders of the Company or such later date as may be specified by our board of directors.

     This Information Statement is being provided to all stockholders of record who were entitled to give an authorization or a written consent in regard to the share increase proposal on the Consent Date (“Consent Record Date”). A complete summary of the corporate action taken is set forth herein.

     Stockholders will not be entitled to any rights of appraisal under the Nevada law or otherwise with respect to the approval and implementation of the authorized share increase proposal.

     WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

REQUIRED VOTE; OUTSTANDING SHARES AND VOTING RIGHTS

Outstanding Securities

     As of the Consent Record Date, we had outstanding 2,245,231,841 shares of common stock (and issued), par value $0.00001 per share (the “Common Stock”), and 100,000,000 preferred A voting shares, and  100,000,000 preferred B voting shares constituting Xumanii’s only outstanding classes of securities entitled to vote on the Authorized shares proposal. Each share of Common Stock outstanding on the Consent Record Date entitles the record holder to cast one vote with respect to each matter to be voted upon. The Company’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) does not provide for cumulative voting.

The following actions are being undertaken in this filing:

1)	Increase common stock authorized to 10,000,000,000

Action by Written Consent

     Under the Nevada General Corporation Law, unless otherwise provided in the certificate of incorporation or bylaws, any action that may be taken at an annual or special meeting of stockholders also can be taken without such meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted. Our Certificate of Incorporation and Bylaws do not limit, prohibit, restrict, or otherwise qualify the use of this procedure. Further, Article II of our Bylaws specifically permits actions to be taken by written consent in lieu of a meeting in the manner set forth in the laws.

     Further, unless the laws, the certificate of incorporation, or bylaws of a corporation requires a greater number of votes, matters submitted to stockholders generally require the approval of a majority of the shares at a meeting when a quorum is present. The laws require the approval of a majority of the outstanding shares in order to amend a Nevada corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater vote to take such action. Our Certificate of Incorporation does not require a greater vote to take such action. Accordingly, because the authorized increase proposal requires an amendment to our Certificate of Incorporation, the approval of the authorized increase proposal requires the receipt of the written consent of the holders of at least a majority of the issued shares of Common Stock of the Company as of the Consent Record Date (or 1,122,615,922 shares).

Notice of Action By Written Consent

     Under the laws, the Company is required to provide prompt notice of the taking of corporate action without a meeting to the stockholders of record who have not consented in writing to such action. This Information Statement is intended to provide such notice. No appraisal rights are afforded to stockholders of the Company under the laws as a result of the approval of the Authorized share increase proposal.

CONSENTING STOCKHOLDERS CONSENT

     Stockholders holding a substantial majority of the outstanding shares of common stock of the Company (collectively, the “Consenting Stockholders”) executed and delivered to us a written consent effective as of the Consent Record Date authorizing the Authorized share increase. As of the Consent Record Date, the Consenting Stockholder had the power to vote an aggregate of 2,245,231,841 shares of our common stock, or 57% of the fully-diluted issued common stock. The Consenting Stockholders voted all of the foregoing shares to approve the Authorized share increase proposal.

     Taking action by written consent of the Consenting Stockholders has eliminated the costs and management time that would have otherwise been necessary to hold a special meeting of stockholders and will permit the Company to effect the Authorized share increase as early as possible in order to accomplish the purposes of the Company as hereafter described.

THE AUTHORIZED SHARE INCREASE OF COMMON STOCK

General

     Our Board of Directors and the Consenting Stockholders have approved the Authorized share increase proposal and have authorized the Company to file an amendment to our Certificate of Incorporation to effect the Authorized share increase of our Common Stock.

Background

     As of the Consent Record Date, the Company had 3,000,000,000 shares of Common Stock and 100,000,000 shares of preferred stock authorized, of which 2,245,231,841 shares of Common were outstanding and 15,000,000 shares of preferred stock were outstanding.

     The Authorized share increase is intended to make more shares available to the Company for future issuances.  The Company’s Common Stock is quoted on the Over-the-Counter Bulletin Board (“OTC-BB”) under the symbol “XUII” and the last reported closing price of the Common Stock on July 30, 2014 was $0.002 per share.

     The par value of the Common Stock at $0.00001 per share and the Authorized share increase will not change the number of outstanding shares of Common Stock under the Certificate of Incorporation. Accordingly, the authorized share increase will have the effect of creating additional authorized and unreserved shares of our Common Stock. Although at present we have no current plans, arrangements or understandings providing for the issuance of the additional shares that would be made available for issuance upon effectiveness of the authorized share increase, such additional shares may be used by us for various purposes in the future without further stockholder approval. These purposes may include, among other things:

•	the sale of shares to raise additional capital;

•	the issuance of equity incentives to our employees, officers or directors;

•	establishment of strategic relationships with other companies and suppliers; and

•	any potential acquisitions of other businesses or products

Reasons for the Authorized share increase

     The Board of Directors believes that an authorized share increase is desirable for a number of reasons. Primarily, the Board of Directors believes that an authorized stock increase could improve the marketability and liquidity of the Common Stock and will encourage interest and trading in the Common Stock.

     The Board of Directors believes that the share data of the Common Stock is a significant factor in whether the Common Stock satisfies the investing guidelines of many institutional investors and investment funds. A share increase may allow a broader range of institutions to invest in our Common Stock and may potentially increase the trading volume and liquidity of our Common Stock.

     The Board of Directors is not implementing the share increase in anticipation of any specific future transaction or series of transactions. Further, the Board of Directors does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Securities Exchange Act.

Material Effects of the Authorized share increase

     The principal effect of the share increase will be to increase the number of authorized shares. As a result, stockholders should recognize that once the authorized share increase is effected, they will own the same number of shares that they currently own. However, the share increase will affect all stockholders uniformly and will not affect any stockholder’s percentage ownership interest in the Company. Proportionate voting rights and other rights and preferences of the holders of Common Stock will not be affected by the authorized share increase. For example, a holder of 2% of the outstanding shares of Common Stock immediately prior to the authorized share increase would continue to hold 2% of the outstanding shares of Common Stock immediately after the authorized share increase. The number of stockholders of record also will not be affected by the share increase.

     The Common Stock is currently registered under Section 12(g) of the Securities Exchange Act, and the Company is subject to the periodic reporting and other requirements of the Securities Exchange Act. The authorized share increase will not affect the registration of the Common Stock under the Securities Exchange Act and the Common Stock will continue to be reported on the OTC-BB.

Effect on Fractional Stockholders

     Stockholders will not receive fractional shares in connection with the authorized share increase and the Company will not be paying any cash to any stockholders for any fractional shares from the authorized share increase.

Effect on Registered and Beneficial Stockholders

     Following the authorized share increase, the Company intends to treat stockholders holding the Common Stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Stockholders who hold their shares with such a bank, broker or other nominee and who have any questions in this regard are encouraged to contact their nominees.

Procedure for Effectuating the Authorized share increase

     The authorized share increase will be effective upon the filing of a Certificate of Amendment (the “Amendment”) to the Certificate of Incorporation with the Secretary of State of the State of Nevada, which is referred to as the “Effective Date.”

      The text of the Amendment is set forth in Appendix A to this Information Statement.

Certain Risk Factors Associated with the Authorized share increase

     In evaluating the authorized share increase proposal, the Board of Directors also took into consideration negative factors associated with authorized share increases. These factors included the negative perception of authorized share increase by some investors, analysts and other stock market participants, as well as various other risks and uncertainties that surround the implementation of a authorized share increase, including but not limited to the following:

•
There can be no assurance that the market price per share of the Common Stock after the Authorized share increase will remain unchanged. In the long term the price per share depends on many factors, including our performance, prospects and other factors, some of which are unrelated to the number of shares outstanding. If the authorized share increase is consummated and the trading price of the Common Stock declines, the percentage decline as an absolute number and as a percentage of the Company’s overall market capitalization may be greater than would occur in the absence of the authorized share increase. The history of similar authorized share increase for companies in similar circumstances is varied.

•
There can be no assurance that the authorized share increase will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of the Common Stock may not necessarily improve.

     The Board of Directors, however, has determined that these negative factors were outweighed by the potential benefits of the authorized share increase and voted to approve the Authorized share increase  proposal.

Authorized Shares

     As of the Record Date, the Company had 3,000,000,000 shares of Common Stock, par value $.00001, and 100,000,000 shares of preferred A stock authorized. The authorized share increase would not change the number of authorized shares of preferred stock. Following the authorized share increase, authorized but unissued shares of Common and preferred stock will be available for issuance, and the Company may issue such shares in the future. If the Company issues additional shares of Common Stock, the ownership interest of holders of the Common Stock will be diluted.

Accounting Matters

     The par value per share of Common Stock would be $0.00001 per share after the Authorized share increase. As a result, on the Effective Date of the authorized share increase, the stated capital on the Company’s balance sheet attributable to the Common Stock will increase.  Our net income or loss and our net book value on a per share basis will remain the same. The Company does not anticipate that any accounting consequences would arise as a result of the authorized share increase.

Potential Anti-Takeover Effect

     Although the increased proportion of unissued authorized shares of Common Stock available for issuance following the Effective Date could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the authorized share increase proposal is not being undertaken in response to any effort of which the Board of Directors is aware to accumulate shares of the Common Stock or obtain control of the Company. Other than the authorized share increase, the Board of Directors does not currently contemplate the adoption of any other amendments to the Certificate of Incorporation that could be construed to affect the ability of third parties to take over of change the control of the Company.

No Appraisal Rights

     Our stockholders are not entitled to appraisal rights under the NGCL with respect to the proposed Amendment to effect the authorized share increase, and the Company has not independently provided its stockholders with any such right.

There are no tax consequences from the authorized share increase.

SECURITY OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding the beneficial ownership of our outstanding Common Stock as of May, 2013 by: (i) each of our directors, (ii) each of our named executive officers (as defined by Item 402(a)(3) of Regulation S-K promulgated under the Exchange Act), (iii) all of our directors and executive officers as a group, and (iv) each person known to us to beneficially own more than 5% of our outstanding Common Stock. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all of the shares of our Common Stock owned by them.

August 6, 2014	August 6, 2014	August 6, 2014
Amount and Nature of	Amount and Nature of	Amount and Nature of
Name and Address of Beneficial	Name and Address of Beneficial	Name and Address of Beneficial
Owner (1)	Owner (1)	Owner (1)
Beneficial Ownership % of Class	Beneficial Ownership % of Class	Beneficial Ownership % of Class
LS Technology & Intersino 181,600,227 5%	LS Technology & Intersino 181,600,227 5%	LS Technology & Intersino 181,600,227 5%
Hanover Holdings 127,272,727 3%	Hanover Holdings 127,272,727 3%	Hanover Holdings 127,272,727 3%

By Order of the Board of Directors,

/S/ Adam Radly
Adam Radly
Chairman

Las Vegas, NV

September 8, 2014

CERTIFICATE PURSUANT TO NRS 78.385 OF AMENDMENT OF

ARTICLES OF INCORPORATION

XUMANII INTERNATIONAL HOLDINGS CORP.

I, the undersigned, Adam Radly, President of Xumanii International Holdings Corp, do hereby certify:

The amendment set forth below to the Company’s Articles of Incorporation was duly adopted in accordance with the provisions of the Nevada Revised Statutes section 78.207 by unanimous vote of the Board of Directors of Xumanii International Holdings Corp at a meeting duly convened, held on the 4th of August, 2014 and shall be effective upon filing.

Article third is amended to read as follows:

The total authorized Capital Stock of the Corporation is Ten billion (10,000,000,000) Common shares with a par value of one hundreth of a cent (.00001) per share.

In witness whereof, Xumanii International Holdings Corp. has caused this Certificate to be signed and attested by its duly authorized officers, this 4th day of August, 2014.

By:

Adam Radly
President